As filed with the Securities and Exchange Commission on March 1, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP

INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

UNITEDHEALTH GROUP 401(K) SAVINGS PLAN

(Full title of the plan)

Dannette L. Smith

Senior Deputy General Counsel

and Secretary to the Board of Directors

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 936-1300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value (1)	350,000 (2)	$55.01 (3)	$19,253,500 (3)	$2,207

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement on Form S-8 also covers an indeterminate amount of interests to be offered or sold pursuant to the UnitedHealth Group 401(k) Savings Plan (the “Plan”).

(2)	Amount to be registered consists of an aggregate of 350,000 shares of UnitedHealth Group Incorporated Common Stock, par value $0.01 per share, including any additional shares that may become issuable in connection with any stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rules 457(h) and (c) of the Securities Act of 1933, as amended. The proposed maximum offering price, per share and in the aggregate, is based upon the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on February 23, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, UnitedHealth Group Incorporated (the “Company” or the “Registrant”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Secretary to the Board of Directors at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	All other reports filed by the Company or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2011; and

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on September 23, 1991 (File No. 0-13253), and any other amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

Article 7 of the Company’s Third Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, the Company’s directors shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 9.01 of the Company’s Fourth Amended and Restated Bylaws provides that the Company shall indemnify and advance expenses of its officers and directors under such circumstances and to the extent required or permitted by Section 302A.521 of the Minnesota Business Corporation Act, as now enacted or hereafter amended.

The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the Company’s directors and officers and covers the Company for reimbursement of payments to the Company’s directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on the 1st day of March, 2012.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Dannette L. Smith
Dannette L. Smith
Senior Deputy General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of March, 2012.

Signature	Title

/s/ Stephen J. Hemsley	Director, President and Chief Executive Officer
Stephen J. Hemsley	(principal executive officer)

/s/ David S. Wichmann	Executive Vice President and Chief Financial
David S. Wichmann	Officer of UnitedHealth Group and President of UnitedHealth Group Operations (principal financial officer)

/s/ Eric S. Rangen	Senior Vice President and Chief Accounting Officer
Eric S. Rangen	(principal accounting officer)

*	Director
William C. Ballard, Jr.

*	Director
Richard T. Burke

*	Director
Robert J. Darretta

*	Director
Michele J. Hooper

*	Director
Rodger A. Lawson

*	Director
Douglas W. Leatherdale

*	Director
Glenn M. Renwick

*	Director
Kenneth I. Shine, M.D.

*	Director
Gail R. Wilensky, Ph.D.

*	The undersigned, by signing her name hereto, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

*By:	/s/ Dannette L. Smith
Dannette L. Smith
As Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minnetonka, state of Minnesota, on March 1, 2012.

UNITEDHEALTH GROUP 401(K) SAVINGS PLAN

By:	/s/ Lori K. Sweere
Name:	Lori K. Sweere
Plan Administrator

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

23.1	Consent of Deloitte & Touche LLP

24.1	Power of Attorney

99.1	UnitedHealth Group 401(k) Savings Plan (2010 Statement), effective as of January 1, 2010

99.2	First Amendment to UnitedHealth Group 401(k) Savings Plan (2010 Statement), effective as of August 31, 2010

99.3	Second Amendment to UnitedHealth Group 401(k) Savings Plan (2010 Statement), effective as of December 16, 2010

99.4	Third Amendment to UnitedHealth Group 401(k) Savings Plan (2010 Statement), effective as of December 21, 2011

99.5	Fourth Amendment to UnitedHealth Group 401(k) Savings Plan (2010 Statement), effective as of February 27, 2012

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K with respect to the 401(k) Plan, the Company hereby undertakes that it has submitted the 401(k) Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code of 1986, as amended.